EXHIBIT 10.9

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 19, 2007

Law Offices of Dan Brecher

99 Park Avenue

New York, NY 10016

Attn: Dan Brecher

Re:	Waiver of Legal Fees

Dear Dan:

This letter is intended to confirm our agreement with Law Offices of Dan Brecher (the “Firm”) regarding the waiver of certain legal fees. As you have been informed by us, Terra Energy & Resource Technologies, Inc. (the “Company”), expects to enter into a Securities Purchase Agreement with a third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and its subsidiaries and related entities (collectively, with the Company, the “Affiliated Entities”) wish to confirm with the Firm that the Firm on behalf of itself, its owners, members, successors-in-interests, trustees, administrators, estate, agents and assigns has agreed to and hereby does waive all of the unpaid legal fees that the Firm is entitled to receive from any Affiliated Entity as shown in the Firm’s invoice dated November 28, 2007, which totals $477,953.46 (“Unpaid Legal Fees”). In addition, the Firm, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns releases and forever discharges the Affiliated Entities and their respective shareholders, officers, directors, estates, affiliates, assigns, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, you have ever had, now have, or shall have against any of the Released Parties from the beginning of time for obligations and payments due in connection with the Unpaid Legal Fees. The Affiliated Entities and the Firm also acknowledge and agree that $6,249.93 in unpaid expenses and disbursements listed on Firm invoices to the Affiliated Entities during the past year are deferred, but not waived.

The terms hereof, our understanding and your waiver, are subject to the closing of the transaction contemplated by the Purchase Agreement, and we confirm that such waiver is made pursuant to and in reliance upon the acknowledgement by the Company herein that all such legal fees and expenses billed at any time to the Company by the Firm are and were proper, appropriate and are and were for services specifically requested by the Company which were properly rendered, and benefited the Company. This agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, and enforced in the courts located in the New York County in the State of New York.

Sincerely,

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and the Affiliated Entities)

By: /s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	Chief Executive Officer and Director

Agreed to and confirmed:

Law Offices of Dan Brecher

By: /s/ Dan Brecher
Name:	Dan Brecher
Its:	Proprietor

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